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STANDARD COMMERCIAL CORPORATION                                       EXHIBIT 11
COMPUTATION OF EARNINGS PER COMMON SHARE
(In thousands, except share information; unaudited)

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
                                                                                          Twelve months ended March 31
                                                                                          ----------------------------
                                                                               2000             1999              1998
                                                                               ----             ----              ----
BASIC EARNINGS PER COMMON SHARE
Income from continuing operations.............................          $    10,338      $     8,415       $    26,925

Net earnings applicable to common stock.......................          $    10,338      $     8,415       $    26,925
                                                                 -----------------------------------------------------

Basic average shares outstanding..............................           12,956,462       12,842,495        12,377,211
                                                                 =====================================================

Earnings per common share

   - net......................................................          $      0.80      $      0.66       $      2.18
                                                                 =====================================================

DILUTED EARNINGS PER COMMON SHARE*
Income from continuing operations
  applicable to common stock..................................          $    10,338      $     8,415       $    26,925
Add  - after-tax interest expense on 7 1/4%
         convertible subordinated debentures..................                    -                -             3,300
Net earnings applicable to common stock.......................          $    10,338      $     8,415       $    30,225
                                                                 =====================================================

Primary average shares outstanding............................           12,956,462       12,842,495        12,377,211
Increase in shares outstanding assuming
   - conversion of 7 1/4% convertible subordinated
       debentures at November 13, 1991........................                   -                 -         2,348,536
                                                                 -----------------------------------------------------

Diluted average shares outstanding............................          12,956,462        12,842,495        14,725,747
                                                                 =====================================================

Earnings (loss) per common share
 - from continuing operations.................................          $     0.80       $      0.66       $      2.05
                                                                 -----------------------------------------------------

 - net........................................................          $     0.80       $      0.66       $      2.05
                                                                 =====================================================
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* Options issued in Fiscal 2000 and 1999 and the convertible subordinated debentures are anti-dilutive for fiscal year 2000 and 1999 and as such are not included in the computation of diluted earnings per share.